EXHIBIT 21
LIST OF SUBSIDIARIES OF MENTOR CORPORATION

Subsidiary	State of Incorporation or Organization

Byron Medical, Inc.	Arizona
Inform Solutions Inc.	California
MDI Company Ltd.	Bermuda
Mentor Aesthetics B.V.	Netherlands
Mentor Benelux B.V.	Netherlands
Mentor Biologics, Inc.	Wisconsin
Mentor Biopolymers Limited	United Kingdom
Mentor Deutschland GmbH	Germany
Mentor International Holdings Alpha, Inc.	Delaware
Mentor International Holdings Beta, Inc.	Delaware
Mentor International Holdings Camda, Inc.	Delaware
Mentor International Holdings Delta, Inc.	Delaware
Mentor Medical Inc.	Delaware
Mentor Medical Italia, S.r.l.	Italy
Mentor Medical Systems (Canada), Inc.	Canada
Mentor Medical Systems B.V.	Netherlands
Mentor Medical Systems Ltd. (U.K.)	England
Mentor Medical Systems Pty. Ltd.	Australia
Mentor Medical Systems, C.V.	Netherlands
Mentor Medical Systems, France, S.A.	France
Mentor Medical Systems, Iberica, S.L.	Spain
Mentor Minnesota Inc. (Formerly Mentor Urology, Inc.)	Delaware
Mentor Texas GP, LLC	Delaware
Mentor Texas LP (Formerly Mentor H/S, Inc).	Delaware
Mentor Biopharmaceuticals, Inc. (Formerly Mills Biopharmaceuticals, Inc.)	Oklahoma
Melene Corporation (Formerly Selene Corporation)	California